VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

Washington, D.C. 20549

December 11, 2018

Re:	Invesco DB Multi Sector Commodity Trust

Invesco DB Energy Fund

Invesco DB Oil Fund

Invesco DB Precious Metals Fund

Invesco DB Gold Fund

Invesco DB Base Metals Fund

Registration Statement on Form S-1 (Registration Nos. 333-228404, 333-228404-01, 333-228404-02, 333-228404-03, 333-228404-04, 333-228404-05, respectively)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Invesco DB Multi-Sector Commodity Trust (the “Trust”) and Invesco DB Energy Fund, Invesco DB Oil Fund, Invesco DB Precious Metals Fund, Invesco DB Gold Fund, and Invesco DB Base Metals Fund, each a series of the Trust, hereby request acceleration of the effective date of the Registration Statement on Form S-1 (Registration Nos. 333-228404, 333-228404-01, 333-228404-02, 333-228404-03, 333-228404-04, 333-228404-05, respectively), so that it becomes effective at 4:00 p.m., Eastern Time, on December 13, 2018, or as soon as practicable thereafter.

Invesco DB Multi-Sector Commodity Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
		Name:	Daniel Draper
		Title:	Principal Executive Officer

Invesco DB Energy Fund, a series of Invesco DB Multi-Sector Commodity Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
		Name:	Daniel Draper
		Title:	Principal Executive Officer

Invesco DB Oil Fund, a series of Invesco DB Multi-Sector Commodity Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
		Name:	Daniel Draper
		Title:	Principal Executive Officer

Invesco DB Precious Metals Fund, a series of Invesco DB Multi-Sector Commodity Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
		Name:	Daniel Draper
		Title:	Principal Executive Officer

Invesco DB Gold Fund, a series of Invesco DB Multi-Sector Commodity Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
		Name:	Daniel Draper
		Title:	Principal Executive Officer

Invesco DB Base Metals Fund, a series of Invesco DB Multi-Sector Commodity Trust

By:	Invesco Capital Management LLC, its Managing Owner

	By:	*
		Name:	Daniel Draper
		Title:	Principal Executive Officer

*By:	/s/ Anna Paglia
Name: Anna Paglia
Title: Attorney-in-fact

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